Exhibit (d)(1)

INVESTMENT MANAGEMENT AGREEMENT

Goehring & Rozencwajg Investment Funds

This Investment Management Agreement (the “Agreement”) is dated as of September 8, 2016 by and between GOEHRING & ROZENCWAJG ASSOCIATES, LLC, a Delaware limited liability company (the “Manager”) and GOEHRING & ROZENCWAJG INVESTMENT FUNDS, a Massachusetts business trust (the “Trust”), on behalf of each series of the Trust identified from time to time on Schedule A to this Agreement (each, a “Fund” and together, the “Funds”).

WITNESSETH:

That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY THE MANAGER TO THE TRUST.

(a) Subject always to the control of the Board of Trustees (the “Trustees”) of the Trust and to such policies as the Trustees may determine, the Manager will, at its expense, either directly or through others selected by it: (i) furnish continuously an investment program for the Funds and will make investment decisions on behalf of each Fund (including, without limitation, what investments will be purchased, held, sold, or exchanged by each Fund, what portion of the assets of each Fund will be invested in or through one or more subsidiaries of a Fund, and what portion of the assets of each Fund will be held uninvested), and will, on behalf of each Fund, make changes in such investments, and will place all orders for the purchase and sale of portfolio securities or other investments (together, “Investments”) and (ii) furnish office space and equipment, provide bookkeeping and clerical services (excluding determination of net asset value and shareholder accounting services).  In the performance of its duties, the Manager will comply with the provisions of the Amended and Restated Agreement and Declaration of Trust, as amended or restated from time to time (the “Declaration”) and the Bylaws of the Trust, as amended or restated from time to time (the “Bylaws”), and each Fund’s stated investment objectives, policies and restrictions.

(b) In the selection of brokers or dealers or other execution agents and the placing of orders for the purchase and sale of Investments for each Fund, the Manager shall seek to obtain for each Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below.  In seeking for a Fund the best execution available, the Manager shall consider all factors it deems relevant, including by way of illustration, breadth of the market in the security, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience, execution capability, and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions.  Subject to such policies as the Trustees of the Trust may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to such Fund and to other clients of the Manager as to which the Manager exercises investment discretion.  The Trust hereby agrees with the Manager that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of any Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended from time to time (the “1934 Act”).

(c) In order to enable the Manager to exercise fully its discretion in managing each Fund’s assets, the Trust hereby constitutes and appoints the Manager as the Trust’s and each Fund’s agent and attorney-in-fact with full power and authority for the Trust and each Fund, and on behalf of the Trust and each Fund, as applicable, to open, maintain and close, in the name of the Trust and each Fund, securities or other investment accounts with any brokerage firm designated by the Manager in its discretion and to buy, sell and otherwise transact in assets, commodities, securities and derivative products (including, without limitation, futures, options, swaps, and spot and forward currency transactions, and agreements or arrangements relating to or securing such transactions) and other financial contracts and other arrangements or any other investments for purposes of managing each Fund’s investment operations; and that the Manager, as the Trust’s and each Fund’s agent and attorney-in-fact, has the power and authority to do and perform every act necessary or appropriate to be done in the exercise of the foregoing powers as fully as the Trust and each Fund, as applicable, might or could do on its own behalf.

(d) Subject to the prior approval of a majority of the Trustees, including a majority of the Trustees who are not “interested persons” of the Fund or of the Manager or of any other investment adviser of the Fund (“Independent Trustees”), and, to the extent required by the Investment Company Act of 1940 and the rules and regulations thereunder, as amended from time to time (the “1940 Act”), subject to any applicable guidance or interpretation of the Securities Exchange Commission or its staff, by the shareholders of the Fund, the Manager may, from time to time, delegate to a sub-adviser or sub-administrator any of the Manager’s duties under this Agreement, including the management of all or a portion of the assets being managed.  In all instances, however, the Manager must oversee the provision of delegated services, the Manager must bear the separate costs of employing any sub-adviser or sub-administrator, and no delegation will relieve the Manager of any of its obligations under this Agreement.

(e) The Manager shall not be obligated under this Agreement to pay any expenses of or for the Trust or the Funds not expressly assumed by the Manager pursuant to this Section 1 other than as provided in Section 3 (for the avoidance of doubt, this shall not affect any obligation of the Manager to pay any expenses of or for a Fund pursuant to any separate agreement).

The Trust assumes and shall pay or cause to be paid all of its expenses and all expenses of the Funds, including, without limitation: (a) all costs and expenses incident to the public offering of securities of the Trust, including those relating to the registration of its securities under the Securities Act of 1933, as amended, and any filings required under state securities laws and any fees payable in connection therewith; (b) the charges and expenses of any custodian(s) appointed by the Trust for the safekeeping of the cash, portfolio securities, other investments and other property of the Funds; (c) the charges and expenses of independent accountants; (d) the charges and expenses of any stock transfer and dividend disbursing agent or agents and registrar or registrars appointed by the Trust; (e) the charges and expenses of any administrator appointed by the Trust to provide administrative services to the Funds; (f) the charges and expenses of any accounting and/or sub-accounting agent appointed by the Trust to provide accounting or sub-accounting services to the Funds; (g) the charges and expenses of any shareholder servicing agent, including service providers providing sub-transfer agency or sub-accounting services; (h) the costs and expenses of any wholly-owned subsidiary of the Fund to the extent such costs or expenses are not directly borne by the subsidiary; (i) brokerage or other trading commissions, dealer spreads, and other costs incurred in connection with proposed or consummated portfolio securities or other investment transactions; (j) all taxes, including securities issuance and transfer taxes, and corporate fees payable by the Trust to federal, state, local, or other governmental agencies; (k) the cost and expense of printing and issuing certificates, if any, representing securities of the Trust; (l) fees involved in registering and maintaining registrations of the Trust under the 1940 Act; (m) all expenses of shareholders’ and Trustees’ meetings, and of preparing, printing, and mailing proxy statements and reports to shareholders; (n) fees and expenses of Trustees of the Trust who are not officers or employees of the Manager or a non-investment company entity controlling, controlled by, or under common control with the Manager; (o) charges and expenses of legal counsel (or any other consultant or adviser) to the Trust or to the Independent Trustees (as defined below) of the Trust; (p) trade association dues; (q) interest payable on Fund borrowings; (r) any shareholder relations expense; (s) premiums for a fidelity bond and any errors and omissions, directors and officers liability, and other insurance maintained by or on behalf of the Trust; (t) the costs and expenses incurred by the Fund in complying with any applicable law; and (u) any other ordinary or extraordinary expenses incurred by the Trust or the Funds in the course of their business.

(f)  Subject to the provisions of the Declaration and Bylaws and the 1940 Act, the Manager, at its expense, may select and contract with one or more delegates to which it may delegate any of its non-advisory functions, powers, and duties under this Agreement and may also appoint agents to perform, or advise in relation to the performance by it of, any of such services required to be performed or provided by it under this Agreement.

Subject to the provisions of the Declaration and Bylaws and the 1940 Act, the Manager, at its expense, shall also be permitted to retain any lawyer, accountant, or any other professional adviser or expert (who may also be an adviser to a Fund) to assist or advise the Manager in relation to the performance of its obligations and the exercise of its powers under this Agreement and the Manager shall be entitled to act or rely upon the opinion or advice or any information obtained from any such professional adviser or expert.

(g) Notwithstanding any other provision of this Agreement, the Manager may take or omit to take any action on account of a Fund in carrying out and discharging its obligations as set out in this Agreement in order to ensure compliance with applicable laws and determinations and guidelines of any competent regulatory or fiscal authority having jurisdiction over it issued from time to time.

(h) On occasions when the Manager deems the purchase or sale of a security to be in the best interest of a Fund as well as other accounts, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager in the manner it considers to be equitable and consistent with its fiduciary obligations to the applicable Fund and to such other account.

(i) The payment or assumption by the Manager of any expenses of the Trust or any Fund that the Manager is not obligated by this Agreement or otherwise to pay or assume shall not obligate the Manager to pay or assume the same or any similar expenses of the Trust or a Fund on any subsequent occasion.

2.	OTHER AGREEMENTS, ETC.; SERVICES NOT EXCLUSIVE.

It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, partner, director, officer or employee of, or be otherwise interested in, the Manager, and in any person controlling, controlled by or under common control with the Manager, and that the Manager and any person controlling, controlled by or under common control with the Manager may have an interest in the Trust. It is also understood that the Manager and persons controlling, controlled by or under common control with the Manager have and may have advisory, management service, distribution, or other contracts with other organizations and persons, and may have other interests and businesses.

Nothing contained in this Agreement shall prevent the Manager or any affiliated person of the Manager from acting as investment adviser or manager for any other person, firm, corporation (including any other investment company), or other entity, whether or not the investment objectives or policies of any such other person, firm, corporation, or other entity are similar to those of any Fund, or in any way bind or restrict the Manager or any such affiliated person from buying, selling, or trading any securities, commodities, or other investments for their own accounts or for the accounts of others for whom the Manager or any such affiliated person may be acting.

While information and recommendations supplied to each Fund shall, in the Manager’s judgment, be appropriate under the circumstances and in light of the investment objective(s) and policies of such Fund, such information and recommendations may be different from the information and recommendations supplied by the Manager or its affiliates to other investment companies, funds, and advisory accounts.

3.	COMPENSATION TO BE PAID BY THE TRUST TO THE MANAGER.

The Trust will pay to the Manager as compensation for the Manager’s services rendered, and (as applicable) for the facilities furnished and for the expenses borne by the Manager pursuant to Section 1, a fee for each Fund, based on the applicable Fund’s average daily net assets, computed and paid monthly at the annual rates set forth on Schedule A attached hereto.

For purposes of this Section 3, “average daily net assets” means the average of all of the determinations of a Fund’s net asset value at the close of business on each business day during each month while this Agreement is in effect.  Such fee shall be payable for each month within thirty (30) business days after the end of such month.  If the Manager shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

In the event that the Manager has agreed to a fee waiver or an expense limitation or reimbursement arrangement with respect to a Fund, subject to such terms and conditions as the Manager and the Trust may set forth in such agreement, the compensation due the Manager hereunder shall be reduced, and, if necessary, the Manager shall bear expenses with respect to the Fund, to the extent required by such fee waiver or expense limitation or reimbursement arrangement.

4.	ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT.

This Agreement shall automatically terminate with respect to a Fund or Funds, without the payment of any penalty, in the event of its assignment with respect to such Fund or Funds, provided that no delegation of responsibilities by the Manager pursuant to Section 1(c) will be deemed to constitute an assignment.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

This Agreement shall not be materially amended as to a Fund unless such amendment is approved by the affirmative vote of a majority of the outstanding shares of the Fund (except if such shareholder approval is not required by the 1940 Act, giving effect to any interpretations of or exemptive relief granted by the Securities and Exchange Commission (“SEC”) and/or its Staff), and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Independent Trustees. Any required shareholder approval for an amendment to this Agreement with respect to a Fund, if obtained, shall be effective with respect to such Fund notwithstanding that the amendment may not have been approved by the shareholders of any other Fund affected by the amendment or all the Funds of the Trust.  One or more additional Funds may be added to this Agreement, without shareholder approval of any other Funds, by written instrument of the Manager and the Trust, in which case Schedule A hereto shall be amended accordingly.

5.	EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

This Agreement shall become effective with respect to a Fund upon its execution with respect to such Fund (or the effective date of an amendment to Schedule A hereto to add such Fund to this Agreement) (the “Initial Effective Date” for such Fund), and will remain in full force and effect as to such Fund continuously thereafter (unless terminated automatically as set forth in Section 4 or terminated in accordance with the following paragraph) for two years, and will continue in effect year to year thereafter so long as its continuance is approved at least annually by (i) the Trustees, or the shareholders by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Independent Trustees, by vote cast in person at a meeting called for the purpose of voting on such approval; provided, however, that if the continuance of this Agreement is submitted to the shareholders of such Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Manager may continue to serve hereunder in a manner consistent with the 1940 Act.

Either party hereto may at any time terminate this Agreement as to such Fund by not less than sixty (60) days’ written notice to the other party.  Action by the Trust may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the particular Fund. Termination of this Agreement with respect to one Fund does not terminate this Agreement with respect to any other Fund.

Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty.

6.	CERTAIN DEFINITIONS.

For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” of a Fund means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the outstanding voting securities of such Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding voting securities of such Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding voting securities of such Fund entitled to vote at such meeting, whichever is less.

For the purposes of this Agreement, the terms “affiliated person,” “control,” “interested person,” “investment adviser” and “assignment” shall have the respective meanings given to such terms in the 1940 Act, giving effect to any interpretations of or exemptive relief granted by the SEC and/or its Staff; the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act, giving effect to any interpretations of or exemptive relief granted by the SEC and/or its Staff; and the term “brokerage and research services” shall have the meaning given in the 1934 Act, giving effect to any interpretations of or exemptive relief granted by the SEC and/or its Staff.

7.	NONLIABILITY AND INDEMNIFICATION OF MANAGER.

Notwithstanding any other provisions of this Agreement, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager, and its officers, directors, members, shareholders, employees, partners and affiliates, shall not be subject to any liability to the Trust or of any Fund, or to any shareholder, officer, director, partner, employee or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

The Manager shall be indemnified by a Fund to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by the Manager in connection with any claim, action, suit or proceeding in which the Manager becomes involved as a party or otherwise by virtue of the Manager serving as investment adviser to that Fund hereunder and against amounts paid or incurred by the Manager in the settlement thereof, provided that any such settlement has been approved by the Trustees of the Trust (including a majority of the Independent Trustees), such approval not to be unreasonably withheld.  The words “claim,” “action,” “suit,” and “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or other, including appeals), actual or threatened against the Manager while in office as investment adviser or thereafter other than those proceedings that the Manager may be or may become subject to as a result of conducting its ordinary business as an investment adviser (e.g., inspections and investigations of the SEC), and the words “liability” and “expenses” shall include, without limitation, attorneys’ fees, costs, judgments, amounts paid in settlement, fines, penalties and other liabilities.

No indemnification shall be provided hereunder to the Manager if the Manager (i) has been adjudicated by a court or body before which the proceeding was brought (A) to have engaged in willful misfeasance, bad faith, negligence or reckless disregard or breach of the duties involved in the conduct of its office or (B) not to have acted in good faith in the reasonable belief that the Manager’s action was in the best interest of the Fund in question; or (ii) in the event of a settlement, unless there has been a determination that the Manager did not engage in willful misfeasance, bad faith, negligence or reckless disregard or breach of the duties involved in the conduct of the Manager’s office, (A) by the court or other body approving the settlement; (B) by at least a majority of the Independent Trustees who are not parties to the matter based upon a review of readily available facts (as opposed to a full trial-type inquiry); or (C) by written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry).

Expenses may be paid from time to time by a Fund in advance of the final disposition of any such action, suit, or proceeding only upon receipt of an undertaking by or on behalf of the Manager to repay amounts so paid to the Fund if it is ultimately determined that indemnification of such expenses is not authorized under this Section; provided, that (a) the Manager shall provide security for its undertaking, (b) the Fund shall be insured against losses arising by reason of the Manager’s failure to fulfill its undertaking, or (c) a majority of the Independent Trustees (provided that a majority of such Trustees then in office act on the matter), or independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (but not a full trial-type inquiry), that there is reason to believe the Manager ultimately will be entitled to indemnification.

8.	LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

A copy of the Declaration is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust or the respective Fund.

9.	USE OF NAMES AND LOGOS.

It is expressly understood that the name “Goehring & Rozencwajg,” or any derivation thereof, or any logo associated with that name, is the valuable property of the Manager, and that the Trust shall have the limited right to use such names (or derivations thereof or associated logos) only so long as the Manager shall consent and this Agreement shall remain in effect. Upon reasonable notice from the Manager to the Trust or upon termination of this Agreement, the Trust shall forthwith cease to use such name (or derivations thereof or associated logos) and shall promptly amend its Declaration and other public documents to change its name accordingly.  The covenants on the part of the Trust in this Section 9 shall be binding upon it, its Trustees, officers, stockholders, creditors and all other persons claiming under or through it, and shall survive the termination of this Agreement.

10.	EXERCISE OF VOTING AND OTHER RIGHTS.

Unless otherwise instructed by the Trustees of the Trust, the Manager shall have the authority to exercise or procure the exercise of any voting right attaching to Investments of each Fund in accordance with proxy voting policies approved by the Trust with respect to the applicable Fund. Unless otherwise instructed by the Trustees of the Trust, the Manager shall have the authority to exercise or procure the exercise of any rights of the Trust with respect to any class action proceedings or other legal action concerning Investments of the Funds.

11.	RECORDKEEPING

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Manager agrees that all records, if any, that it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request.  Upon termination of this Agreement, the Manager shall promptly, upon demand, return to the Trust all such records, except that the Manager may retain copies for its records as may be required by applicable law and regulation and by its internal compliance obligations, subject to any confidentiality requirements.

12.	NO THIRD PARTY BENEFICIARIES.

No person other than the Trust and the Manager is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement.  Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Fund in question (including without limitation any shareholder in any Fund) any direct, indirect, derivative, or other rights against the Manager, or (ii) create or give rise to any duty or obligation on the part of the Manager (including without limitation any fiduciary duty) to any person other than the Funds, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

13.	APPLICABLE LAW.

This Agreement is made in the State of New York, and it is to be governed by and construed and administered according to the laws of said State.  Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14.	FORUM FOR ADJUDICATION OF DISPUTES.

Absent the consent in writing of all parties, the sole and exclusive forum for any action, suit, or proceeding under, arising out of, or relating to this Agreement shall be brought in either the state or federal courts sitting in New York City, New York.

15.	FORCE MAJEURE

The parties shall not be responsible for the loss of or damage to any other party or property in the possession of such party or for any failure to fulfill its duties under this Agreement if such loss damage or failure is caused by or directly or indirectly due to war damage, enemy action, the act of any government or other competent authority, act of terrorism, accident, riot, civil commotion, rebellion, pandemic, storm, tempest, fire, lock-out, strike or any other cause beyond the control of such party provided that the party shall use all reasonable efforts to minimize the effects of the same.

16.	ENTIRE AGREEMENT.

This Agreement supersedes any and all oral or written agreements heretofore made relating to the subject matter hereof and contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

17.	HEADINGS.

Headings in this Agreement are for ease of reference only and shall not constitute a part of the Agreement.

18.	SEVERABILITY.

Should any portion of this Agreement for any reason be held void in law or equity, the remainder of the Agreement shall be construed to the extent possible as if such voided portion had never been contained herein.

19.	COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

[Signature page follows.]

IN WITNESS WHEREOF, GOEHRING & ROZENCWAJG ASSOCIATES, LLC and GOEHRING & ROZENCWAJG INVESTMENT FUNDS have each caused this Investment Management Agreement to be signed in its behalf by its duly authorized representative, all as of the day and year first written above.

GOEHRING & ROZENCWAJG ASSOCIATES, LLC

By:	/s/ Leigh R. Goehring
Name: Leigh R. Goehring
Title: Managing Partner

GOEHRING & ROZENCWAJG INVESTMENT FUNDS

By:	/s/ Adam A. Rozencwajg
Name: Adam A. Rozencwajg
Title: President

[Signature Page to Investment Management Agreement]

Schedule A to
Investment Management Agreement

Fund	Annual Fee Rate (stated as a percentage of the Fund’s average daily net assets)
Goehring & Rozencwajg Resources Fund	0.90%